Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Faraday Future Intelligent Electric Inc. on Amendment No. 1 to Form S-1 (File No. 333-258993) of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 26, 2021, which includes an explanatory paragraph as to Property Solutions Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Property Solutions Acquisition Corp. as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on August 13, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Ft. Lauderdale, FL

October 4, 2021